Exhibit 5.1

2100 L Street, NW Suite 900 Washington, D.C. 20037 Telephone: 202.887.1500 Facsimile: 202.887.0763 www.mofo.com	morrison & foerster llp beijing, berlin, boston, brussels, denver, hong kong, london, los angeles, new york, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

August 11, 2021

Board of Directors

Greenlane Holdings, Inc.
1095 Broken Sound Parkway, Suite 300

Boca Raton, Florida 33487

Re: Greenlane Holdings, Inc - Proposed Sale of Class A Common Stock and Warrants to Purchase Shares of Class A Common Stock under Registration Statement on Form S-3 (File No. 333-257654)

Ladies and Gentlemen:

We have acted as counsel to Greenlane Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of up to 10,126,583 units (“Units”), each consisting of (x) one share (each a “Share” and, collectively, the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A common stock”) and/or one pre-funded warrant (each a “Pre-Funded Warrant” and, collectively, the “Pre-Funded Warrants”) and (y) one warrant to purchase 0.6 shares of Class A common stock (each a “Standard Warrant” and collectively, the “Standard Warrants” and, together with the Pre-Funded Warrants, the “Warrants”), pursuant to a prospectus supplement dated August 9, 2021 and the accompanying base prospectus dated August 2, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 (File No. 333-257654) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold by the Company pursuant to that certain Placement Agency Agreement dated as of August 9, 2021 by and between the Company and A.G.P./Alliance Global Partners (the “Placement Agency Agreement”) and those certain Securities Purchase Agreement each dated as of August 9, 2021 by and between the Company and the purchasers named therein (the “Securities Purchase Agreements”). The Shares, the Warrants and the shares of Class A common stock issuable upon exercise of the Warrants (the “Warrant Shares”) are sometimes referred to collectively herein as the “Securities.”

As counsel for the Company, we have examined the Placement Agency Agreement, the Securities Purchase Agreements, the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and the Company’s bylaws, as well as originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have further assumed that, upon the issuance of any of the Securities, the total number of shares of Class A common stock issued and outstanding will not exceed the total number of shares of Class A common stock that the Company is then authorized to issue under the Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors

Greenlane Holdings, Inc.

August 10, 2021

Page Two

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, it is our opinion that:

(i) upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Securities Purchase Agreements, and resolutions of the Board of Directors or a duly authorized committee thereof, Shares will be validly issued, fully paid and nonassessable;

(ii) upon exercise of the Warrants add the issuance, delivery and payment for the Warrant Shares in the manner contemplated by the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable; and

(ii) the Warrants included in the Units, when the Units are duly issued, delivered and paid for as contemplated in the Prospectus and in accordance with their terms and the terms of the Securities Purchase Agreement, will constitute legal, valid and binding obligations of the Company.

Our opinions expressed herein are subject to the following qualifications and exceptions:

a.	The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

b.	Limitations imposed by general principles of equity upon the availability of equitable remedies, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

c.	We express no opinion as to the applicability of any regulatory statute, or rule or regulation of any regulatory agency, to the Company or the effect of any such statute, rule or regulation on the opinions expressed herein.

Board of Directors

Greenlane Holdings, Inc.

August 10, 2021

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d.	We express no opinion as to compliance with applicable antifraud statutes, and rules or regulations of applicable foreign, state and federal laws concerning the issuance or sale of the Units, the Unit Shares or the Warrants.

e.	Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

This opinion is furnished to you in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the above-described Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP